Exhibit 99.1

Ovintiv Reiterates Strong Capital Structure, Significant Liquidity and Operational Flexibility

DENVER, March 9, 2020 – Ovintiv Inc. (NYSE, TSX: OVV) today provided additional information related to its strong capital structure and liquidity. In addition, the Company has great flexibility to quickly adapt operations to changing market conditions.

“In addition to our liquidity, we have substantial operational flexibility and a track record of driving cost reductions across the business,” said CEO Doug Suttles. “We will be reducing our near-term capital spending to ensure we maintain free cash neutrality in the current market conditions. When combined with cost savings, we are confident that we can do this while maintaining the scale of our business.”

Balance Sheet & Liquidity:

•

$4 billion credit facilities recently renewed through July 2024. No reserve-based, cash flow, EBITDA lending covenants or minimum credit rating requirement. The facilities are based on book value only (not market capitalization) with a maximum ratio of 60% debt-to-adjusted capitalization (at year-end 2019, ratio was 28%). The capitalization calculation adjustment includes a fixed $7.7 billion add back to capitalization. Full terms can be found as an exhibit to the Company’s Form 10-K.

•	Current liquidity is approximately $3.5 billion, which represents the $4 billion credit facilities plus cash-on-hand, less the current commercial paper balance.

•	OVV is currently rated investment grade at BBB.

•	Approximately 80% of total long-term debt is due in 2024 or later with a weighted average bond maturity of approximately 10 years.

•	The Company has significant flexibility to manage the late 2021 and 2022 maturities, including the use of the credit facilities.

Hedging position protects cash flow:

•

More than 70% of 2020 crude oil and condensate production and 2020 natural gas production is hedged at prices significantly above the current market. The Company utilizes more than a dozen “A” credit rated hedge counterparties. See hedge table in this release.

Recent U.S. Shelf Registration Filing:

•	A recent U.S. shelf registration filing was made Friday. This shelf was part of a normal course renewal and the Company has no current intentions of issuing any debt or equity under the shelf.

The Company expects to finalize and communicate on its response plan in the coming days.

Hedge Volumes as of December 31, 2019:

Natural Gas Hedges	2020	Oil & Condensate Hedges	2020
Total Benchmark Hedges	1,188 MMcf/d	Total Benchmark Hedges	165 Mbbls/d
Benchmark Hedges ($/Mcf)		Benchmark Hedges ($/bbl)
NYMEX Swaps	803 MMcf/d	WTI Swaps	70 Mbbls/d
Swap Price	$2.65	Swap Price	$57.56
NYMEX 3-Way Options	330 MMcf/d	WTI 3-Way Options	80 Mbbls/d
Short Call	$2.72	Short Call	$61.68
Long Put	$2.60	Long Put	$53.44
Short Put	$2.25	Short Put	$43.44
NYMEX Costless Collars	55 MMcf/d	WTI Costless Collars	15 Mbbls/d
Short Call	$2.88	Short Call	$68.71
Long Put	$2.50	Long Put	$50.00
Basis Hedges ($/Mcf)		Basis Hedges ($/bbl)
AECO Basis Swaps	349 MMcf/d	WTI / Midland Swaps	8 Mbbls/d
Swap Price	($0.88)	Swap Price	($1.20)
WAHA Basis Swaps	105 MMcf/d
Swap Price	($0.91)

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: ability to reduce near term investments; strength of balance sheet; value of hedge book and quality of counterparties; efficiency of operations; reduction in cash costs; ability to draw on credit facilities and other forms of liquidity; and intentions regarding issuing debt or equity under the shelf. These assumptions include: future commodity prices and differentials; data contained in key modeling statistics; enforceability of risk management program; and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; business interruption or unexpected technical difficulties; counterparty and credit risk; impact of changes in credit rating and access to liquidity; risks in marketing operations; and other risks and uncertainties as described in the Company’s Annual Report on Form 10-K and as described from time to time in its other periodic filings as filed on SEDAR and EDGAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact:	Media contact:
(888) 525-0304	(281) 210-5253

SOURCE: Ovintiv Inc.

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